Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Stock Incentive Plan of Idera Pharmaceuticals, Inc. of our reports dated March 7, 2008, with respect to the financial statements of Idera Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Idera Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Boston, Massachusetts
July 29, 2008